RATIO OF EARNINGS TO FIXED CHARGES                                    Exhibit 12

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                                               Three Months Ended
                                                    March 31,                        Years Ended December 31,
                                              ---------------------    -----------------------------------------------------
                                                 2001      2000           2000      1999       1998      1997       1996
                                              ---------------------    -----------------------------------------------------
                                                                            (Dollars in thousands)
Income before cumulative effect of a change
   in accounting principle, net of tax, before
   preferred dividends                           $35,065   $20,998       $388,667  $203,287   $103,374  $151,271   $163,775
Income taxes                                      18,258    12,438        238,816   120,486     58,113    81,733    105,760
                                              ---------------------    -----------------------------------------------------
Net income before income taxes                    53,323    33,436        627,483   323,773    161,487   233,004    269,535

Interest expense (1)                              49,744    80,111        173,614   136,229    129,363   122,563    113,321
Estimated interest component of rent expense       2,925     3,210         12,362    11,434      8,994     9,438      8,880
                                              ---------------------    -----------------------------------------------------
Fixed charges as defined                          52,669    83,321        185,976   147,663    138,357   132,001    122,201

Earnings as defined                             $105,992  $116,757       $813,459  $471,436   $299,844  $365,005   $391,736
                                              =====================    =====================================================

Ratio of Earnings to Fixed Charges (Unaudited)      2.01      1.40           4.37      3.19       2.17      2.77       3.21

(1) Interest expense for the three months ended March 31, 2000 includes a $39.5 million pre-tax non-cash charge to net income to recognize an increase in Alliant Energy Corporation's oligation relating to its 30-year exchangeable senior notes issued in February 2000 that was subsequently reversed in its entirety in the second quarter of 2000.
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